Exhibit 10.6

Lease Agreement for Central Science Park Industrial Building

Parties to the Lease Agreement:

Lessor: Central Taiwan Science Park Bureau (hereinafter referred to as “Party A”)

Lessee: Taiwan Color Optics, Inc. (hereinafter referred to as “Party B”)

Whereas Party B qualifies as a park enterprise, research institution, business incubation center, or a business entity approved by Party A, as per the regulations governing the establishment and management of science parks in accordance with Article 5 or Article 9, it is hereby agreed upon by Party A and Party B that Party A shall lease the industrial building located within the Central Science Park, as described in Article 1 of this Agreement (hereinafter referred to as the “Leased Premises”), to Party B, under the following lease terms:

Article 1 (Subject of Lease)

The Leased Premises is situated at 1st Floor, No. 48, Kegya Road, Daya District, Taichung City, with a total area of 1573.66 square meters.

Article 2 (Lease Term)

1. The lease term of this Agreement shall commence on January 1, 2023, and shall expire on December 31, 2024. The lease term of this Agreement shall not exceed five years.

2. Upon the expiration of the lease term, unless Party A and Party B enter into a new lease agreement in accordance with Article 4 of this Agreement, this Agreement shall naturally terminate, and Party B shall not claim the continuation of the lease relationship or irregular leasing for any reason.

Article 3 (Qualification for Lease)

At the time of signing this Agreement and throughout its duration, Party B must meet the qualifications set forth in Article 5 or Article 9 of the regulations governing the establishment and management of science parks. If Party B does not meet the aforementioned qualification conditions at the time of signing this Agreement, this Agreement shall be deemed invalid. If Party B subsequently loses the aforementioned qualification conditions, this Agreement shall be mutually terminated from the date of such loss of qualification, and Party A shall not be required to provide separate notice of such termination.

Article 4 (Renewal Procedure)

1. Party A may, one month prior to the expiration of the lease term, send a written notice to continue the lease relationship in the form of a lease agreement.

2. Party B shall, within fifteen days after receiving the lease agreement mentioned in the preceding paragraph, indicate whether it wishes to renew the lease term. If Party B wishes to renew, it shall sign and seal the lease agreement and provide the relevant documents to Party A within the aforementioned timeframe.

3. If Party B violates the terms of this Agreement during its duration, Party A may request that the renewal be notarized at the time of renewal, and Party B shall bear the notarization fees.

Article 5 (Early Termination of Lease)

1. If Party B intends to terminate this Agreement before the expiration of the lease term, Party B shall provide written notice to Party A two months in advance. During this two-month notice period, Party B shall continue to pay the rent, regardless of whether Party B has vacated the Leased Premises.

2. Party A may terminate this Agreement at any time with written notice to Party B, two months in advance, due to changes in laws, government policies, development or disposal plans related to the Leased Premises, or for any other valid reason.

Article 6 (Rent and Utilities)

1. The monthly rent for the Leased Premises is TWD 147,548. Party B shall download the rent payment instructions for the following month from Party A’s website (website address: www.ctsp.gov.tw) starting from the beginning of the lease term. Party B shall pay the rent to Party A by the 15th day of each month in accordance with Party A’s designated payment procedure, and shall also pay the applicable business tax. If the payment deadline falls on a public holiday, it will be extended to the next working day.

2. Party B shall be responsible for its own water and electricity charges and shall pay the public utility fees together with the rent.

3. Party A reserves the right to adjust the rent amount based on relevant legal regulations, announced land prices of the Leased Premises, or the government-approved rate of national land rent for the location of the Leased Premises. Party B shall be responsible for monitoring such announcements and rate adjustments.

4. Rent adjustments shall become effective from the date when the announced land prices or national land rent rates are adjusted. Any rent differences for periods prior to Party A’s webpage update shall be either collected from or refunded to Party B.

Article 7 (Late Rent Payment and Penalties for Utilities)

1. If Party B fails to pay the rent or utility fees (including public utility fees) within the agreed timeframe, Party B shall pay a penalty for breach of contract as follows, but Party B may be exempt from such penalties if the overdue payment is completed within two working days after the agreed deadline:

(a) For overdue payments of less than one month, a penalty of 1% of the total amount due shall be charged.

(b) For overdue payments of one month or more, a penalty of 5% of the total amount due shall be charged.

2. For Party B’s annual rent payment, penalties shall be calculated based on the monthly rent amount at the time of actual payment.

Article 8 (Security Deposit)

1. Party B shall pay a security deposit to Party A equal to two months’ rent amount at the time of signing this Agreement. After full payment, this lease agreement shall take effect, and Party B may enter and use the Leased Premises, serving as a guarantee for Party B’s compliance with the terms of this Agreement. If Party B has previously leased the Leased Premises, the security deposit shall be handled according to the terms agreed upon when initially leasing the Leased Premises. The security deposit shall be paid in full by Party B at the time of signing the contract, and Party A shall issue a receipt. In case of rent adjustments or the renewal or extension of this Agreement, the security deposit amount shall not be adjusted separately.

2. Upon the termination of this Agreement or the expiration of the lease term, Party A shall refund the security deposit to Party B without interest, provided that Party B has returned the Leased Premises in compliance with the contract terms and has no outstanding rent, public utility fees, or any other breaches of contract.

3. Party B may not claim offsetting the rent with the security deposit.

Article 9 (Usage, Sublease, and Restrictions on Third-party Usage)

The use of the Leased Premises by Party B shall be limited to Party B’s own research, production, or business purposes and shall not involve the complete or partial sublease, lending to third parties, or any other indirect transfer of usage to others. Party B shall also refrain from using the Leased Premises in violation of any laws. However, with Party A’s prior written consent, Party B may sublease a portion of the Leased Premises to businesses or organizations approved by Party A.

Article 10 (Maintenance and Repair of the Subject Property)

1. Party B shall maintain the Leased Premises (including pipelines, equipment, machinery, etc., within the Leased Premises) and its public facilities with the care of a prudent manager and shall be responsible for keeping the environment clean and sanitary. Party B shall not store any items on the rooftop, stairwells, machinery rooms, basements, or other common areas of the building where the Leased Premises are located or engage in any behavior that endangers public safety. If storage occurs, upon notice from Party A with a specified deadline for improvement, Party B shall arrange for the removal of items at its own expense. In case Party B does not claim ownership of the stored items or their origin is unknown, Party A may arrange for removal, and the removal cost shall be borne by Party B based on the proportion of the leased floor area of the entire building.

2. In the event of damage or loss to the Leased Premises or its public facilities, Party B shall be responsible for restoring them to their original condition and compensating for any damages. The same applies in cases where damages or losses are caused by the actions of third parties, and Party B shall seek compensation from the responsible third party. However, this provision does not apply in cases of damage or loss caused by natural disasters or other force majeure events.

3. Party B may notify Party A of the damages or losses as per the preceding paragraph and request repairs by filling out a repair form. Party B shall conduct a detailed inspection of the Leased Premises immediately upon receipt from Party A and notify Party A of any pre-existing defects, which Party A shall be responsible for repairing. After one month from Party A’s handover of the Leased Premises, Party B shall be responsible for maintaining consumable items and other items within the Leased Premises and shall not claim any defects or request a reduction in rent. For the effective use of the Leased Premises, if Party A needs to repair or maintain the Leased Premises, Party B shall cooperate with the necessary arrangements, including the relocation of equipment, machinery, or other items owned by Party B. Party B shall not refuse such repairs or maintenance or request Party A to bear any costs.

Article 11 (Joint and Several Liability for Acts of Third Parties)

Party B shall bear joint and several liability for the damage or loss to the Leased Premises or its public facilities caused by its employees, agents, users, contractors, visitors, or any other persons permitted by Party B to use the Leased Premises.

Article 12 (Environmental Cleanliness Maintenance)

Party B shall be responsible for maintaining the cleanliness of the environment within the Leased Premises and the setback area, docks, and parking lots (sheds) outside the building where the Leased Premises are located.

Article 13 (Unauthorized Alterations)

1. Party B shall not make any unauthorized additions, alterations, or changes to the Leased Premises, including changing the exterior appearance of the building or installing any facilities on the exterior walls. Party B shall not affix projections, banners, signs, or advertisements without prior written consent from Party A, except as otherwise agreed by Party A.

2. If Party B needs to place equipment on the rooftop or around the Leased Premises for its manufacturing processes, Party B shall obtain prior written consent from Party A and comply with relevant building regulations.

3. Party B may install water, electricity, telephone, and other interior fixtures within the Leased Premises but shall not affect or alter the structural integrity of the building or the restroom facilities for both genders.

4. Party B shall comply with building, fire, and other regulations when conducting interior renovations within the Leased Premises.

5. Party B shall immediately negotiate and compensate any third parties for damages resulting from Party B’s actions, actions of Party B’s employees, agents, or contractors, or the use of Party B’s equipment or facilities, that infringe upon the rights or cause harm to third parties. If Party A is sued or held legally liable by a third party, Party B shall reimburse Party A for the losses and expenses incurred, including but not limited to litigation costs and attorney fees.

Article 14 (Party A’s Right to Inspection)

Party A may assign personnel wearing Party A’s identification cards to enter the Leased Premises at any time to inspect Party B’s use of the Leased Premises. Party B shall not refuse and shall fully cooperate.

Article 15 (Taxation)

1. Party A shall bear the property tax and land value tax for the Leased Premises.

2. Party B shall be responsible for insuring all machinery, equipment, facilities, and other items placed within the Leased Premises as needed. In case of any loss, Party A shall not be involved.

Article 16 (Termination of the Agreement)

In the following circumstances, Party A may terminate this Agreement at any time by notifying Party B, reclaiming the Leased Premises, and no rent already paid shall be refunded:

1. Party B loses its qualification to operate or provide services within the park or is expelled from the park by Party A in accordance with the law.

2. Party B fails to commence using the Leased Premises within two months from the start of the lease term or stops using the Leased Premises or deviates from the agreed-upon use for a period of more than two months after commencing use, even after written notice from Party A with a specified period for improvement, and fails to improve within the specified period.

3. Party B delays rent payment for more than two months, even after using the security deposit for offset.

4. Party B violates the provisions of Article 9 or Article 14 of this Agreement.

5. Party B violates the provisions of Article 10, Article 12, Article 13, Article 19, Article 20, or Article 22(1)(3) or (4) of this Agreement, and fails to remedy the violation within the specified period after receiving written notice from Party A.

Article 17(Obligation to restore the originalcondition)

1. When the lease period of this contract expires or is terminated, Party B shall restore the factory hereto its original condition and vacate it and return it to Party A.

2. When Party B returns the factory building hereunder in accordance with the provisions of the preceding paragraph, it shall be responsible for cleaning it, and the cost shall be borne by Party B. Second If Party A neglects to clean the factory building and public facilities hereunder, Party A may hire workers to clean it on its behalf, and the cost shall be deducted from Party B’s lease security deposit. If there is any deficiency, Party B shall bear it.

3. Any items still left in the factory hereunder when Party B returns the factory hereunder will be regarded as waste and shall be disposed of by Party A. Party B shall not require any compensation. If Party A incurs any expenses for handling such items, Party B shall Party B will deduct it from Party B’s rental security deposit, and any deficiency shall be borne by Party B.

4. Party B shall guarantee that all items left in the factory hereunder belong to Party B, and Party B has the right to abandon its ownership. If Party B violates the contract and causes Party A to be claimed by a third party or bear legal liability, Party B shall compensate Party A for compensation. The losses and expenses incurred by Party A, including but not limited to the losses, litigation costs and attorney fees incurred by Party A to compensate third parties.

5. Upon termination of this contract or the expiration of the lease period, if the factory under this contract applies to change the contract capacity of the electric meter, handles the transfer of water and electricity meter users, or other changes, Party B shall fully restore it to its original state before vacating the lease.

Article 18 (Punitive liquidated damages)

1. After the lease period of this contract expires or is terminated, if Party B delays in returning the factory hereto to Party A in accordance with the provisions of this contract, Party B shall pay Party A a punitive liquidated damages equal to one time of the daily rent for each day that exceeds the date of the lease. Party A shall compensate Party A for any losses suffered thereby.

2. After the expiration or termination of the lease period of this contract, if Party B fails to clear out and return the factory hereunder to Party A, Party B shall continue to bear the water, electricity and public water and electricity bills until the date of emptying out and returning the factory hereunder, regardless of Party B’s Regardless of whether Party B continues to use the factory hereunder for business, or whether Party B actually uses water and electricity, it shall bear the water and electricity bills and public water and electricity bills.

3. The punitive liquidated damages specified in Paragraph 1 shall be paid before the 15th of the following month. The water and electricity bills and public water and electricity bills mentioned in the preceding paragraph shall be paid within the time limit specified in Paragraph 2 of Article 6.

4. After the lease period of this contract expires or is terminated, if Party B is seized by the court for compulsory execution or administrative execution, and the seized items are placed in the factory building of this contract, regardless of who the custodian of the seized items is, Party B will be deemed to have no right to occupy this contract. Factory building.

Article 19

(Building Declaration)

Party B shall make declarations for the factory buildings under this contract as scheduled in accordance with the building public safety inspection visa and declaration methods and the fire safety equipment maintenance and declaration operation standards for various places.

Article 20

(Use Restrictions)

When Party B uses the factory building under this contract, Party B should pay attention to the design load of the floor slab in the factory usage instructions, and should consult the structural technician or architect for advice and shall not exceed the load limit.

Article 21 (Notice)

1. Unless otherwise agreed in this Agreement, all requests and notices related to this Agreement shall be made in writing in Chinese and delivered to the other party in person or by post at the addresses of both parties specified in this Agreement.

2. If both parties change their address, they shall notify the other party in writing as specified in the preceding paragraph within seven days after the change.

3. Before receiving the notice in the preceding paragraph, service at the address stated in this Agreement shall be deemed as legal service.

Article 22 (joint and several guarantees)

1. Party B shall absolutely perform its obligations under the terms of this Agreement, and shall find its own joint guarantor B. Party B and the joint guarantors guarantee that the photocopy of their ID card as an attachment to this Agreement has exactly the same form and appearance as the original, and does not have any hypocrisy or untruth.

2. If Party B violates the terms of this Agreement, the joint guarantor shall be jointly and severally liable with Party B and agree to release the right of first-litigation defense in Article 745 of the Civil Code is abandoned.

3. If Party B uses a joint guarantor to guarantee the performance of its obligations, if the joint guarantor is acting as a director or supervisor of Party B, If a person or other representative person serves as a guarantor for Party B, when the joint guarantor resigns or fails to serve for any reason, Party B shall immediately notify Party A and find a third party approved by Party A to serve as a joint guarantor.

4. In addition to using a joint guarantor to guarantee the performance of obligations, Party B may also choose to use a bank guarantee or other methods approved by Party A to guarantee the performance of debts. The content of the guarantee shall be consistent with this lease contract. The guarantee period shall be extended by 60 days by the lease period of this contract, and the guarantee amount, deposit amount, etc. stated in the written agreement shall be equivalent to a certain amount annual rent amount.

5. If the joint guarantor or the joint and several guarantee method mentioned in the preceding paragraph wants to withdraw the insurance midway, Party A must obtain the consent. Before Party A agrees, its responsibilities cannot be waived.

Article 23 (Governing law and competent court)

If any litigation arises out of this Agreement, both parties agree that the laws of the Republic of China will apply and the Taichung District Court of Taiwan will be the court of first instance.

Article 24 (Number of Contract Shares)

This lease is made in triplicate, with one copy held by Party A and Party B and the joint and several guarantors.

Article 25 (Matters subject to direct enforcement)

1. Matters subject to direct enforcement: Party B shall return the leased property at the expiration of the lease term, pay the rent on time or pay liquidated damages in case of breach of contract. If Party B fails to perform, it shall be subject to direct enforcement. The preceding paragraph is directly subject to enforcement effect.

2. If there is a joint and several guarantor, in addition to the return of the leased property, the enforcement effect of other relevant monetary claims also extends to the joint and several guarantor. Party A shall return the security deposit after Party B has settled the amount due, fulfilled its obligations and returned the leased property. If Party B fails to perform, it shall be subject to enforcement.

Parties to the Lease Agreement:

Party A: Central Taiwan Science Park Bureau

Address: No. 2, Keya Road, Xitun District, Taichung City, Taiwan (R.O.C)

Party B: Taiwan Color Optics, Inc.

Address: 4th Floor, No. 32, Keya Road, Daya District, Taichung City, Taiwan (R.O.C)

Joint Guarantor for Party B: Zhang Y.

Joint Guarantor’s ID Number: E120294932